Exhibit 10.60


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                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 21, 1997

                                      AMONG

                         DAVCO ACQUISITION HOLDING INC.,

                              DAVCO MERGER SUB INC.

                                       AND

                             DAVCO RESTAURANTS, INC.

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I

THE MERGER.....................................................................2
  SECTION 1.1.  The Merger.....................................................2
  SECTION 1.2.  Closing........................................................2
  SECTION 1.3.  Effective Time.................................................2
  SECTION 1.4.  Effects of the Merger..........................................2
  SECTION 1.5.  Certificate of Incorporation; By-laws..........................3
  SECTION 1.6.  Directors......................................................3
  SECTION 1.7.  Officers.......................................................3

ARTICLE II

EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
CORPORATIONS...................................................................3
  SECTION 2.1.  Effect on Capital Stock........................................3
  SECTION 2.2.  Stock Option Plans.............................................5
  SECTION 2.3.  Exchange of Certificates.......................................5

ARTICLE III

REPRESENTATIONS AND WARRANTIES.................................................8
  SECTION 3.1.  Representations and Warranties
                of the Company.................................................8
  SECTION 3.2.  Representations and Warranties
                       of Parent and Sub......................................13

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS
PRIOR TO MERGER...............................................................16
  SECTION 4.1.  Conduct of Business of the Company............................16
  SECTION 4.2.  Other Actions.................................................18

ARTICLE V

ADDITIONAL AGREEMENTS.........................................................18
  SECTION 5.1.  Meeting of Stockholders.......................................18
  SECTION 5.2.  Proxy Statement; Schedule 13E-3...............................18
  SECTION 5.3.  Access to Information; Confidentiality........................19
  SECTION 5.4.  Commercially Reasonable Efforts...............................20
  SECTION 5.5.  Financing.....................................................20
  SECTION 5.6.  Indemnification; Directors' and
                Officers' Insurance...........................................20
  SECTION 5.7.  Public Announcements..........................................22
  SECTION 5.8.  Acquisition Proposals.........................................22
  SECTION 5.9.  Stockholder Litigation........................................23

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  SECTION 5.10. Board Action Relating to Stock
                       Option Plans and Warrants..............................23

ARTICLE VI

CONDITIONS PRECEDENT..........................................................24
  SECTION 6.1.  Conditions to Each Party's Obligation
                to Effect the Merger..........................................24
  SECTION 6.2.  Conditions to Obligations of Parent
                and Sub.......................................................25
  SECTION 6.3.  Conditions to Obligations of
                       the Company............................................25

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER.............................................26
  SECTION 7.1.  Termination...................................................26
  SECTION 7.2.  Effect of Termination.........................................27
  SECTION 7.3.  Expenses......................................................28
  SECTION 7.4.  Amendment.....................................................28
  SECTION 7.5.  Extension; Waiver.............................................28
  SECTION 7.6.  Procedure for Termination,
                Amendment, Extension or Waiver................................28

ARTICLE VIII

GENERAL PROVISIONS............................................................29
  SECTION 8.1.  Nonsurvival of Representations
                and Warranties................................................29
  SECTION 8.2.  Fees and Expenses.............................................29
  SECTION 8.3.  Definitions...................................................29
  SECTION 8.4.  Notices.......................................................29
  SECTION 8.5.  Interpretation................................................30
  SECTION 8.6.  Counterparts..................................................30
  SECTION 8.7.  Entire Agreement;
                Third-Party Beneficiaries.....................................30
  SECTION 8.8.  Governing Law.................................................31
  SECTION 8.9.  Assignment....................................................31
  SECTION 8.10. Enforcement...................................................31
  SECTION 8.11. Severability..................................................31





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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF OCTOBER 21, 1997
                                      AMONG
                         DAVCO ACQUISITION HOLDING INC.,
                       A DELAWARE CORPORATION ("PARENT"),
                             DAVCO MERGER SUB INC.,
             A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF
                                 PARENT ("SUB"),
                                       AND
                            DAVCO RESTAURANTS, INC.,
                     A DELAWARE CORPORATION (THE "COMPANY").


                              W I T N E S S E T H :

     WHEREAS, the Board of Directors of each of Parent, Sub and the Company has adopted resolutions approving this Agreement, pursuant to which Sub shall be merged with and into the Company and the Company shall become a wholly owned direct subsidiary of the Parent (the "Merger"); and

     WHEREAS,   Parent,   Sub   and  the   Company   desire   to  make   certain
representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, as of the date hereof, Ronald D. Kirstien, Harvey Rothstein and Citicorp Venture Capital, Ltd. (collectively, the "Affiliated Stockholders") own or have the power to vote 3,996,578 shares of the common stock of the Company (representing approximately 57% of the total number of outstanding shares of the Company's common stock as of the date hereof);

     WHEREAS, in accordance with applicable law, the Company's Restated Certificate of Incorporation and the terms of this Agreement, the affirmative vote of the holders of a majority of the outstanding common stock of the Company and the affirmative vote of holders of a majority of the outstanding shares of common stock that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates (as such terms are defined in Section 8.3) of the Affiliated Stockholders are required to adopt and approve this Agreement and the Merger and to consummate the Merger; and

     WHEREAS, as of November 4, 1997, the parties hereto determined to amend and restate this Agreement in accordance herewith.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (the "Agreement"), and in accordance with the Delaware General Corporation Law (the "DGCL") Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in
Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Dechert Price & Rhoads, Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.


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     SECTION 1.5.  Certificate of Incorporation;  By-laws.  (a) At the Effective
Time, the Company's Restated Certificate of Incorporation shall be amended so as to read in its entirety as set forth in Exhibit A to this Agreement and as so
amended  shall  become  the  certificate  of   incorporation  of  the  Surviving
Corporation.

     (b) The By-Laws of Sub as in effect at the Effective Time shall be, from and after the Effective Time, the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6. Directors. The directors of Sub at the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Officers. At the Effective Time, the officers of the Company shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

            EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
                                  CORPORATIONS

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

     (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent - Owned Stock. Each share of the capital stock of the Company issued or outstanding immediately prior to the Effective Time that is owned by the Company or by Parent or Sub shall be cancelled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Shares. At the Effective Time, each share of the common stock, par value $.001 per share, of the Company (the "Common Stock") that is then issued and outstanding (such shares of Common Stock being

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hereinafter  referred to  collectively  as the "Company  Shares") (in each case, other than shares to be cancelled pursuant to subsection 2.1(b) above and other than shares held by Dissenting Shareholders (as hereinafter defined), which shares will not constitute "Company Shares" hereunder), and, subject to Section
2.2 hereof, each Warrant (as defined in Section 2.2 hereof) that by its terms is exercisable from and after the Effective Time only for the amount of Merger Consideration that such Warrant would have been entitled to receive if it had been exercised prior to the Effective Time, or that is amended in accordance with Section 5.10, shall be converted into and become the right to receive, upon surrender of the certificate representing such Company Share or Warrant in accordance with Section 2.3, $20.00 in cash, without interest thereon (the "Merger Consideration"), less, in the case of any Warrant, the amount of any cash exercise price payable upon exercise of such Warrant.

     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (a "Dissenting Shareholder") (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Shareholder fails to perfect or otherwise loses such Dissenting Shareholder's right to such appraisal, if any. If, after the Effective Time, such Dissenting Shareholder fails to perfect or loses any such right to appraisal, each such share of such Dissenting Shareholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     (e) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Common Stock, other than certificates representing shares to be cancelled in accordance with Section 2.1(b) or Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3.


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     SECTION 2.2. Stock Option Plans.  For purposes of this Agreement,  the term
"Warrant" means each unexercised option (including without limitation any Company Stock Option, as hereafter defined) or warrant to purchase Company Shares from the Company (whether such option or warrant is vested or not) that is outstanding at the Effective Time. The term "Company Stock Option" means each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company's 1994 Employee Stock Option Plan, 1996 Employee Stock Option Plan, 1997 Employee Stock Option Plan, 1994 Director Stock Option Plan,
1996  Director   Stock  Option  Plan  and  1997   Director   Stock  Option  Plan
(collectively, the "Company Stock Option Plans"). As of the date hereof, the unexercisable portion of each Company Stock Option shall become immediately exercisable for the amount of Merger Consideration that would have been payable in respect of any Company Shares issuable for any such Company Stock Option, if such Company Stock Option had been exercised immediately prior to the Effective Time, subject to all expiration, lapse, exercise price and other terms and conditions thereof. Each holder of Warrants that by their terms are exercisable from and after the Effective Time only for the amount of Merger Consideration that such Warrants would have been entitled to receive if they had been exercised prior to the Effective Time, or that are amended in accordance with
Section 5.10, shall be entitled to receive an aggregate amount equal to the Merger Consideration multiplied by the aggregate number of Company Shares issuable upon the exercise in full of all Warrants held by such holder as of the Effective Time, less the aggregate cash exercise price payable upon exercise of all Warrants held by such holder.

     SECTION 2.3. Exchange of Certificates. (a) Paying Agent. As of the Effective Time, Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Sub, which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Common Stock and the holders of the Warrants, cash in an aggregate amount equal to (i) the product of (x) the number of shares of Common Stock and Warrants issued and outstanding at the Effective Time (other than shares to be cancelled pursuant to subsection 2.1(b) above and Dissenting Shares) and (y) Merger Consideration less
(ii) the aggregate cash exercise price payable upon exercise of all Warrants (such amount being hereinafter referred to as the "Payment Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Company Shares or Warrants (other than shares to be cancelled pursuant to subsection 2.1(b) above and Dissenting Shares) shall, upon surrender to the Paying Agent of such certificate or

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certificates  and  acceptance  thereof by the Paying  Agent,  be entitled to the amount of cash which the aggregate number of Company Shares or Warrants previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to subsection 2.1(c). The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly
exchange  thereof  in  accordance  with  normal  exchange   practices.   If  the
consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Company Shares or Warrants surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Company Shares or Warrants and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this subsection 2.3(b), each certificate representing Company Shares or Warrants (other than certificates representing shares to be cancelled in accordance with Section 2.1(b) or Dissenting Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such
surrender  the  Merger   Consideration,   without  any  interest   thereon,   as
contemplated by Sections 2.1 and 2.2. No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of Company Shares or Warrants.

     (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Company Shares or Warrants which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to
Section 2.1.

     (d) No Further Ownership Rights in Common Stock or Preferred Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing Company Shares or Warrants in accordance with the terms of this
Article II shall be deemed to have been issued and paid in full

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satisfaction  of  all  rights  pertaining  to the  Company  Shares  or  Warrants theretofore represented by such certificates.

     (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Company Shares or Warrants for 120 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Shares or Warrants who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration.

     (f) No Liability. None of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Shares or Warrants shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any
Governmental Entity (as defined in Section 3.1(c))), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or
(iv) certificates of deposit, bank repurchase agreements or bankers, acceptances of commercial banks with capital exceeding $100 million, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Company Shares or Warrants of the Merger Consideration or otherwise impair such holders' respective rights hereunder.

     (h) Withholding Rights. The Surviving Corporation, Parent or Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Warrants such amounts as the Surviving Corporation, Parent or Sub is required

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to deduct and withhold with respect to the making of such payment under the Code
(as hereinafter defined), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

     (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries (as defined in subsection 3.1(b) hereof) taken as a whole ("Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, as amended to the date of this Agreement.

     (b) Subsidiaries. Section 3.1(b) of the disclosure schedule attached hereto (the "Disclosure Schedule") sets forth the name, jurisdiction of incorporation, capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by the Company of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. All such shares owned, directly or indirectly, by the Company are owned by the Company beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind. No Subsidiary has outstanding any

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securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts,
commitments,   understandings,   arrangements   or  restrictions  by  which  any
Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Subsidiaries, and as otherwise disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each Subsidiary
(a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority and any necessary governmental authority to carry on its business as it is now being conducted and to own, operate and lease its properties; and (c) is qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which (i) the ownership or leasing of real property or the conduct of its business requires such qualification or licensing and (ii) the failure to be so qualified or licensed, either singly or in the aggregate, would have a Material Adverse Effect. The Company has previously delivered to Parent and Sub complete and correct copies of the Certificates or Articles of Incorporation and By-Laws of each Subsidiary, each as amended to date. All such Certificates or Articles of Incorporation and By-Laws are in full force and effect.

     (c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 11,400,000 shares of Common Stock. At the close of business on September 27, 1997, 6,428,821 shares of Common Stock were issued and outstanding, 131,500 shares of Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 996,644 shares of Common Stock were reserved for issuance upon conversion of Warrants (other than Company Stock Options), and 158,807 shares of Common Stock were held by the Company in its treasury. Except as set forth above, at the close of business on September 27, 1997, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plan or any other outstanding Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above or in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the

Company or (ii)  restricts the transfer of Common Stock.  Except as set forth in
Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding stock appreciation rights, phantom stock or stock equivalents. Section 3.1(c) of the Disclosure Schedule accurately sets forth the number of Company Shares issuable upon exercise of each outstanding Warrant, and the applicable exercise price with respect to each such Warrant.

     (d) Authority; Enforceability; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in subsection 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as set forth in subsection 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as disclosed in Section 3.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) violate any of the provisions of the Restated Certificate of Incorporation or By-laws of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company is a party or by which the Company or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the requirements or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d)(iii) of the Disclosure Schedule and (iv) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

     (e) Financial Statements; SEC Reports. The Company has previously furnished Parent and Sub with true and complete copies of (i) its Annual Report on Form 10-K for the year ended September 28, 1996 (the "Annual Report") filed by the Company with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Reports on Form 10-Q for the quarters ended December 28, 1996, March 29, 1997 and June 28, 1997 (collectively, the "Quarterly Reports" and, together with the Annual Report, the "Reports") filed by the Company with the SEC, (iii) proxy statements relating to all of the Company's meetings of shareholders (whether annual or special) held or scheduled to be held since September 28, 1996 and (iv) each other registration statement, proxy or information statement or current report on Form 8-K filed since September 28, 1996 by the Company with the SEC. Since September 1, 1993, the Company has complied in all material respects with its SEC filing obligations under the Exchange Act. The financial statements and related schedules and notes thereto of the Company contained in the Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each such registration statement, proxy statement and Report was prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act and did not, on the date of effectiveness in the case of such registration statements, on the date of mailing in the case of such proxy statements and on the date of filing in the case of such Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Absence of Certain Changes or Events. Except as may be disclosed in the Reports or as otherwise disclosed in Section 3.1(f) of the Disclosure Schedule, since June 28, 1997 there has not been (a) any material adverse change in the business, assets, financial condition or operations of the Company and the Subsidiaries taken as a whole; (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the properties or business of the Company and the Subsidiaries taken as a whole; (c) any declaration, setting aside or payment of any dividend, except for the Company's regular dividend to stockholders, or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (d) any issuance by the Company, or commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock; (e) any increase in the rate or terms of compensation payable or to become payable by the Company or any Subsidiary to its directors, officers of key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (f) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (g) any change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; (h) an entry into any agreement, commitment or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; (i) any material breach by the Company of any of its material obligations under its franchise agreements with Wendy's International, Inc. ("Wendy's") or, to the Company's knowledge, by Wendy's of its material obligations thereunder; (j) any incurrence, other than in the ordinary course of business, of material indebtedness for money borrowed; or (k) any agreement or commitment, whether in writing or otherwise, to take any action described in this subsection 3.1(f). Since June 28, 1997, the Company and the Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past custom and practice, except as contemplated by this Agreement.

     (g) Company Schedule 13E-3 and Proxy Materials. All of the information supplied by the Company for inclusion in the Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") referred to in Section 5.2 hereof will not, on the date the Schedule 13E-3 is first filed, and all of the information supplied by the Company for inclusion in the definitive proxy statement (the "Definitive Proxy Statement") referred to in Section 5.2 hereof will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date (as defined in Section 1.2 hereof), contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Sub for inclusion in the Schedule 13E-3 or the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

     (h) Board Recommendation. The Board of Directors of the Company has recommended that the stockholders of the Company vote for approval and adoption of this Agreement.

     (i) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.


     SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Parent is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

     (b) Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000 shares of Common Stock, par value $0.01 per share, no shares of which are presently issued and outstanding. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, 1,000 shares of which are presently issued and outstanding, which constitutes all of the issued and outstanding capital stock of Sub. All of the issued and outstanding shares of capital stock of Parent and Sub are validly issued, fully paid and nonassessable. As of the Effective Time of the Merger, the capitalization of Parent and Sub and the ownership of the issued and outstanding shares of Parent's and Sub's capital stock will be in all material respects as described in the Definitive Proxy Statement.

     (c) Authority; Enforceability; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not
(i) violate any of the provisions of the charter documents of Parent, or the Certificate of Incorporation or Bylaws of Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the requirements or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d)(iii) of the Disclosure Schedule and
(iv) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby.

     (d) Financing. Parent and Sub have received a written commitment (the "Commitment") from Global Alliance Finance Company, L.L.C. dated as of October 17, 1997, to provide debt financing on or prior to the Closing Date of an amount not less than $180 million (the "Financing"). Parent has accepted the Commitment, which, to the knowledge of Parent and Sub, is valid and in full force and effect. A true and correct copy of the Commitment is attached as
Exhibit 3.2(d) hereto.

     (e) No Undisclosed Material Developments; Sale of the Company. Parent is unaware of any information or plans relating to the Company, its business, assets, financial condition or prospects, which would have a material positive effect on the value of the Company or the Company Shares and which have not been disclosed either in any filings of the Company, Parent or Sub under the Exchange Act or to the Board of Directors of the Company. Parent does not have any present plan or present intention to sell, dispose of or otherwise transfer, or cause to be sold, disposed of or otherwise transferred, directly or indirectly, (i) more than 50% of the beneficial ownership of the outstanding voting capital stock of the Surviving Corporation or (ii) assets constituting more than 50% of the earning power of the Company and its subsidiaries or with a book value in excess of 50% of the book value of all assets of the Company and its subsidiaries.

     (f) Schedule 13E-3 and Proxy Materials. All of the information to be furnished by Parent or Sub for inclusion in the Schedule 13E-3 and the Definitive Proxy Statement (or any amendment or supplement thereto) will not, in the case of the Schedule 13E-3, on the date it is first filed, and in the case of the Definitive Proxy Statement, on the date it is first mailed to the Company's shareholders, and in the case of the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Schedule 13E-3 (or any amendment or supplement thereto). The Schedule 13E-3 will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in the Schedule 13E-3, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

     (g) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Parent of Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                                 PRIOR TO MERGER


     SECTION 4.1. Conduct of Business of the Company. (a) Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall operate, and shall cause each Subsidiary to operate, its business in the ordinary course of business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, except for the Company's regular dividend to stockholders (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock upon exercise of Warrants outstanding prior to the date of this Agreement and disclosed in Section 3.1(c), or take any action that would make the Company's representations and warranties set forth in Section 3.1(c) not true and correct in all material respects;

          (iii) amend its Restated Certificate of Incorporation or By-laws or other comparable charter or organizational documents;

          (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiaries;

          (v) sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business, or as disclosed in Section 4.1(a)(v) of the Disclosure Schedule;

          (vi) make any capital expenditures or commitments with respect thereto, except capital expenditures or commitments not exceeding $20,000,000 in the aggregate as the Company may, in its discretion, deem appropriate;

          (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines),
     (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company or (C) in connection with the Financing, or (y) make any loans or advances to any other person, other than to the Company and other than routine advances to employees, except in the case of either (x) or (y) as disclosed in Section 4.1(a)(vii) of the Disclosure Schedule;

          (viii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices;

          (ix) merge, amalgamate or consolidate with any other entity in any transaction, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other Person;

          (x) enter into or amend any employment, consulting, severance or similar agreement with any individual;

          (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principals; or

          (xii) commit or agree to take any of the foregoing actions.

     SECTION 4.2. Other Actions. The Company and Parent shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Merger set forth in
Article VI not being satisfied.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.1. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption and approval of this Agreement and the Merger and all actions contemplated hereby which require approval and adoption by the Company's stockholders.

     SECTION 5.2. Proxy Statement; Schedule 13E-3. Parent will prepare and file, and the Company will cooperate with Parent in the preparation and filing of, the
Schedule 13E-3 with the SEC with respect to the transactions contemplated by this Agreement. The Company shall pay the filing fee for such Schedule 13E-3. In connection with the Stockholders' Meeting contemplated hereby, the Company will prepare and file, and Parent will cooperate with the Company in the preparation and filing of, a preliminary Proxy Statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable best efforts to respond to the comments of the SEC and to cause the Definitive Proxy Statement to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, the Company will promptly inform Parent. If at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the
Schedule 13E-3 or the Definitive Proxy Statement, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. Parent will furnish to the Company the information relating to Parent and Sub, their respective Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder.

     SECTION 5.3. Access to Information; Confidentiality. From and after the date hereof, the Company will provide to Parent complete access to the Company's facilities, books and records and shall cause the directors, employees, accountants, and other agents and representatives (collectively, "Representatives") of the Company to cooperate fully with Parent and Parent's Representatives in connection with Parent's due diligence investigation of the Company and the Company's assets, contracts, liabilities, operations, records and other aspects of its business (including any environmental investigation of the companies facilities). Parent shall keep all information supplied or made available to Parent hereunder in confidence and shall not disclose the same to any party other than its employees or advisors on a "need to know" basis and only for purposes of evaluating the Merger. Parent will not use such information except for evaluating the Merger, in connection with procurement of the Financing and in connection with Parent and Sub's filings under the Exchange Act as contemplated by this Agreement. If the Merger is not consummated and this Agreement is terminated in accordance with its terms, Parent shall return any information provided hereunder.

     SECTION 5.4. Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VI.

     SECTION 5.5. Financing. Each of Parent and Sub shall use their commercially reasonable efforts to obtain the Financing on terms satisfactory to them and to deliver to the Company true and correct copies of the fully executed and delivered Definitive Financing Agreements with respect thereto on or before the Closing Date. Parent and Sub shall use their best efforts to satisfy on or before the Closing Date all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

     SECTION 5.6. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or any of its subsidiaries (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses of legal counsel), judgments, fines or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (each a "Claim") arising out of the or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Surviving Corporation's Certificate of Incorporation or By-laws in effect as of the Effective Date or under any indemnification agreement in effect as of the date of this Agreement. Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (b) of this
Section 5.6, and subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     (b) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided further that if any D&O Insurance (as defined in paragraph (c) of this Section 5.6) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

     (c) For a period of six years after the Effective Time, Parent or the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who is presently covered by the Company's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by the Company as of the date hereof in terms of coverage and amounts, provided that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (d) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of the Surviving Corporation as of the Effective Date, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Parent, Sub and the Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto. In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Party's conduct complies with standards set forth under such provisions of the Certificate of Incorporation or By-laws or under the DGCL or any indemnification agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent; and provided that nothing in this Section 5.6 shall impair any rights or obligations of any current or former director or officer of the Company or any of its subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent, the Surviving Corporation or the Company, or their respective subsidiaries, under the DGCL or otherwise.

     (e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

     SECTION 5.7. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 5.8. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person if, and to the extent that, the Board of Directors of the Company, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law. The Company shall provide prompt written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, such written notice shall include the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry; provided that the Company shall not be required to provide such notice of such terms or conditions or identity if the Company's Board of Directors, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that giving such notice would be inconsistent with its fiduciary obligations to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company, or any purchase of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated hereby.

     SECTION 5.9. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld if such settlement would entail solely the payment of monetary relief.

     SECTION 5.10. Board Action Relating to Stock Option Plans and Warrants. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Company Stock options in accordance with Section 2.2 and shall make such other changes to the Company Stock Option Plans as it deems appropriate to give effect to the Merger. In addition, prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions and take such actions as may be required to amend the terms of all outstanding Warrants in accordance with Section 2.2 and shall make such other changes to the Warrants as it deems appropriate to give effect to the Merger.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been adopted and approved by (i) the affirmative vote of the stockholders of the Company as required under the laws of the State of Delaware and (ii) the affirmative vote of holders of a majority of the outstanding shares of Common Stock that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates of the Affiliated Stockholders.

     (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in Section 3.1(d)(iii) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub, and which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect or would prevent consummation of the Merger, will have been made or obtained (as the case may be).

     (c) No Injunctions, Restraints or Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a material adverse effect on the Surviving Corporation or the ability of any party to this Agreement to perform its obligations hereunder or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

     SECTION 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct and such representations and warranties of the Company set forth in Section 3.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and Parent shall have received an officers' certificate signed on behalf of Parent to the effect set forth in this paragraph.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received an officers' certificate signed on behalf of the Company to such effect.

     (c) Financing. On or prior to the Effective Time, Parent and/or Sub shall have completed their arrangements for the Financing and received the cash proceeds thereof.

     (d) Dissenting Shares. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 5% of the total number of shares of Common Stock outstanding immediately prior to the Effective Time, on a fully diluted basis.

     SECTION 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 3.2 that are qualified by materiality shall be true and correct and such representations and warranties of Parent and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect set forth in this paragraph.

     (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

     (a) by mutual written consent of Parent and the Company; or

     (b) by either Parent or the Company:

          (i) if, upon a vote at the Stockholders Meeting, or any adjournment thereof, the adoption and approval of this Agreement and the Merger by the stockholders of the Company required by Delaware law, the Company's Restated Certificate of Incorporation or the terms of this Agreement shall not have been obtained; or

          (ii) if the Merger shall not have been consummated on or before April 1, 1998, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or

          (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by the Company, if the Board of Directors of the Company shall have approved an Acquisition Proposal after determining, upon the basis of written advice of outside counsel (who may be the Company's regularly retained outside counsel) that such approval is necessary in the exercise of its fiduciary obligations under applicable law; or

     (d) by Parent, if the Board of Directors of the Company shall have (i) withdrawn or modified, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger or (ii) approved another Acquisition Proposal; or

     (e) by Parent, if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Parent, or if the Company shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and the Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section
6.2 as of the date of such termination; or

     (f) by the Company, if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Company, or if Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and Parent or Sub, as the case may be, shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section 6.3 as of the date of such termination;

provided,  however, that the party seeking termination pursuant to clause (e) or
(f) hereof is not in breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last three sentences of Section 5.3 and Sections 7.2, 7.3 and 8.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3. Expenses. In the event that this Agreement is terminated by the Company pursuant to subsection 7.1(c) or by Parent pursuant to subsection 7.1(d), Parent and Sub shall be entitled to reimbursement by the Company for their out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Financing, provided that such reimbursement for expenses shall not exceed $1,000,000.

     SECTION 7.4. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing' signed on behalf of each of the parties.

     SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.6. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective and in addition to requirements of applicable law, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.7.

     SECTION 8.2.  Fees and Expenses.  Except as provided  otherwise in Sections
5.2 and 7.3, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 8.3. Definitions. For purposes of this Agreement:

     (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

     (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (c) a "subsidiary" of any person means another person 50% of the equity securities of which are owned directly or indirectly by such first person; provided, however, that joint ventures or partnerships engaged in the business of real estate development, management or ownership shall not be deemed to be subsidiaries unless such first person owns directly or indirectly 80% of the equity securities of such joint venture or partnership.

     SECTION 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (a)  if to Parent or Sub, to

                           DavCo Acquisition Holding Inc.
                           1657 Crofton Boulevard
                           Crofton, Maryland 21114
                           Attention: Ronald D. Kirstien

                           with a copy to:

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York 10022
                           Attention: Kirk A. Radke


                      (b)  if to the Company, to

                           DavCo Restaurants, Inc.
                           1657 Crofton Boulevard
                           Crofton, Maryland 21114
                           Attention:  Board of Directors

                           with a copy to:

                           Dechert Price & Rhoads
                           Bell Atlantic Tower
                           40th Floor
                           1717 Arch Street
                           Philadelphia, Pennsylvania 19103
                           Attention:  G. Daniel O'Donnell

     SECTION 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 5.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

     SECTION 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent may assign this Agreement (i) to any wholly owned subsidiary of Parent or (ii) together with all of the outstanding capital stock of Sub, to an entity organized under the corporate or limited liability laws of a jurisdiction of one of the United States of America, the ownership interests of which entity are substantially identical to the ownership interests of Parent and which entity specifically and expressly assumes by written agreement the obligations of Parent under this Agreement; in either case without Parent being released from liability hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  DAVCO RESTAURANTS, INC.


                                  By: /s/ David J. Norman
                                     -----------------------------
                                     Name:   David J. Norman
                                     Title:  Secretary

                                  Attest:

                                  /s/ Richard H. Borchers
                                  --------------------------------
                                  Name:  Richard H. Borchers
                                  Title: Executive Vice President


                                  DAVCO ACQUISITION HOLDING INC.


                                  By: /s/ Ronald D. Kirstien
                                     -----------------------------
                                     Name:   Ronald D. Kirstien
                                     Title:  President


                                  Attest:


                                  /s/ Harvey Rothstein
                                  --------------------------------
                                  Name:  Harvey Rothstein
                                  Title: Vice President


                                  DAVCO MERGER SUB INC.


                                  By: /s/ Ronald D. Kirstien
                                     -----------------------------
                                     Name:   Ronald D. Kirstien
                                     Title:  President


                                  Attest:


                                  /s/ Harvey Rothstein
                                  --------------------------------
                                  Name:  Harvey Rothstein
                                  Title: Vice President

                               DISCLOSURE SCHEDULE


         Section 3.1(b)          -        Subsidiaries

         Section 3.1(c)          -        Capitalization

         Section 3.1(d)          -        Authority

         Section 3.1(d)(iii)     -        Consents

         Section 3.1(f)          -        Absence of Changes

         Section 4.1(v)          -        Conduct of Business: Assets

         Section 4.1(vii)        -        Conduct of Business: Indebtedness

                                                                  Section 3.1(b)




                                  Subsidiaries


Name                  Jurisdiction    Capitalization      Ownership*


Southern Hospi-         Tennessee       100 shares         Company
tality Corporation                    common stock
                                      outstanding

MDF, Inc.               Delaware        100 shares         Company
                                      common stock
                                      outstanding

FriendCo Rest-          Maryland        100 shares         Company
aurants, Inc.                         common stock
                                      outstanding

Heron Realty            Maryland        100 shares         Company
Corporation                           common stock
("Heron")                             outstanding

DavCo Oil Company       Maryland        100 shares          Heron
                                      common stock
                                      outstanding



------------------------

*  All shares are owned 100% by the entity shown.

                                                                  Section 3.1(c)




                                 Capitalization


See "Stock Option Summary by Individual", attached hereto as Attachment A.

                                                                    Attachment A


                       Stock Option Summary by Individual

                  Option Price:     $16.125          $8.500            $9.875
                                    -------          ------            ------


Executives                          1994 Pool              1996 Pool             1997 Pool                               Totals
                                 ---------------        ---------------       --------------       ---------------    -----------

R. Kirstien *     Orig. Issued                 0                  7,500               7,500                                15,000
                  Cancelled                    0                                                                                0
                                 ---------------        ---------------       --------------       ---------------   -----------
                  Remaining                    0                  7,500               7,500                                15,000

H. Rothstein *    Orig. Issued                 0                  7,500               7,500                                15,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                 ---------------        ---------------       --------------       ---------------    -----------
                  Remaining                    0                  7,500               7,500                                15,000

J. Cunnane        Orig. Issued             5,000                  3,000               3,000                                11,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                 ---------------        ---------------       --------------       ---------------    -----------
                  Remaining                5,000                  3,000               3,000                                11,000

R. Borchers       Orig. Issued             5,000                  3,000               3,000                                11,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                 ---------------        ---------------       --------------       ---------------   -----------
                  Remaining                5,000                  3,000               3,000                                11,000

P. Campisi        Orig. Issued                 0                  3,000                   0                                 3,000
                  Cancelled                4,000                  3,000                                                     7,000
                  Re-Issued                5,000                                                                            5,000
                                ----------------       ----------------       --------------       ---------------    -----------
                  Remaining                1,000                      0                   0                                 1,000

C. Graham         Orig. Issued             5,000                      0                   0                                 5,000
                  Cancelled                5,000                                                                            5,000
                                                                                                                                0
                                ----------------       ----------------       --------------       ---------------    -----------
                  Remaining                    0                      0                   0                                     0

P. Albright       Orig. Issued             5,000                      0                   0                                 5,000
                  Cancelled                3,000                                                                            3,000
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                2,000                      0                   0                                 2,000

C. McGuire        Orig. Issued                 0                  1,000               3,000                                 4,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                  1,000               3,000                                 4,000







R. Jacobs         Orig. Issued                 0                  1,500               1,500                                 3,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                  1,500               1,500                                 3,000

D. Jones          Orig. Issued                 0                  1,500               2,000                                 3,500
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                  1,500               2,000                                 3,500

D. Norman         Orig. Issued                 0                      0               2,000                                 2,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                      0               2,000                                 2,000

Total Exec.'s     Total Issued            20,000                 28,000              29,500                                77,500
                  Cancelled               12,000                  3,000                   0                                15,000
                  Re-Issued                5,000                      0                   0                                 5,000
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining               13,000                 25,000              29,500                                67,500
                                ================       ================       =============        ===============    ===========







Directors                           1994 Pool              1996 Pool             1997 Pool                               Totals
                                ----------------       ----------------       -------------        ---------------    -----------

B. Winokur        Orig. Issued            10,000                 10,000               4,000                                24,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining               10,000                 10,000               4,000                                24,000

G. Marchetti      Orig. Issued             5,000                  3,000               4,000                                12,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                5,000                  3,000               4,000                                12,000

R. Habeck         Orig. Issued             2,500                  3,000               4,000                                 9,500
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                2,500                  3,000               4,000                                 9,500

E. Chambers       Orig. Issued             2,500                  3,000               4,000                                 9,500
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                2,500                  3,000               4,000                                 9,500

J. Farley *       Orig. Issued                 0                  1,000               4,000                                 5,000
                  Cancelled                    0                      0                                                         0
                  Re-Issued                    0                                                                                0
                                ----------------       ----------------      --------------       -------------      ------------
                  Remaining                    0                  1,000               4,000                                 5,000

H. Rosser         Orig. Issued                 0                      0               4,000                                 4,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                      0               4,000                                 4,000

Total Directors   Total Issued            20,000                 20,000              24,000                                64,000
                  Cancelled                    0                      0                   0                                     0
                  Re-Issued                    0                      0                   0                                     0
                                ----------------       ----------------      --------------       -------------      ------------
                  Remaining               20,000                 20,000              24,000                                64,000
                                ================       ================      ==============       =============      ============

***********       **********    ****************       ****************      **************       *************      ************

Combined          Total Issued            40,000                 48,000              53,500                               141,500
                  Cancelled               12,000                  3,000                   0                                15,000
                  Re-Issued                5,000                      0                   0                                 5,000
                                ----------------       ----------------      --------------       -------------      ------------
                  Remaining               33,000                 45,000              53,500                               131,500
                                ----------------       ----------------      ==============       =============      ============

* Footnote:    The above does not include any options received as part of the
               Companys' IPO. Those options are as follows:


                  R. Kirstien                            330,769
                  H. Rothstein                           184,274
                  J. Farley/S. Day                        40,575
                  Warrants: WEP                          441,026
                                                      ----------
                    Subtotal:                            996,644

                  Per Above                              131,500
                    Total Options/Warrants:            1,128,144

                                                                  Section 3.1(d)




                                    Authority


None.

                                                             Section 3.1(d)(iii)




                                    Consents


[Premerger notification and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.]

                                                                  Section 3.1(f)




                               Absence of Changes


1. The Company has entered into that certain Asset Purchase and Sale Agreement, dated as of September 24, 1997, by and among the Company, MDF, and Western and Southern Food Services I, L.L.C., providing for the sale of certain MDF restaurants.

                                                                  Section 4.1(v)




                           Conduct of Business: Assets


1. The Company has entered into that certain Asset Purchase and Sale Agreement, dated as of September 24, 1997, by and among the Company, MDF, and Western and Southern Food Services I, L.L.C., providing for the sale of certain MDF restaurants.

                                                                Section 4.1(vii)




                        Conduct of Business: Indebtedness


None.

                                                                       Exhibit A






                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             DAVCO RESTAURANTS, INC.

                                   ARTICLE ONE

     The name of the corporation is DavCo Restaurants, Inc. (hereinafter called the "Corporation").

                                   ARTICLE TWO

     The address of the Corporation's registered office in the state of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE THREE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

     The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.001 per share.

                                  ARTICLE FIVE

     The Corporation is to have perpetual existence.

                                   ARTICLE SIX

     The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

                                  ARTICLE SEVEN

     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                  ARTICLE EIGHT

     Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Eight, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Eight shall be a contract right and, subject to Sections 2 and 5 of this Article Eight, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Eight or advance of expenses under Section 5 of this Article Eight shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Eight is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Eight shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Nonexclusivity of Article Eight. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eight shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Eight.

     Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Eight in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Eight and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

     Section 7. Contract Rights. The provisions of this Article Eight shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Eight and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Eight or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

     Section 8. Merger or Consolidation. For purposes of this Article Eight, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                                  ARTICLE NINE

     The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.